Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE UPDATES GUIDANCE FOR FIRST QUARTER 2004

MENLO PARK, Calif., April 5, 2004 — Nuance Communications, Inc. (NASDAQ: NUAN) today updated its financial guidance by lowering its estimate of revenue for the quarter ending March 31, 2004. Based upon its current outlook, Nuance estimates first quarter revenue will be in the range of $12 million to $13 million, versus the original guidance of $14.5 million to $16 million. More information on the company’s first quarter performance will be provided in Nuance’s first quarter results call, presently scheduled for April 19th, 2004.

“Our results in the first quarter were impacted by several significant transactions that did not close as anticipated, but which we expect to close in future quarters,” said Chuck Berger, president and CEO of Nuance. “However, we will see an increase in total revenue for the first quarter from the same period last year. We remain positive about our long-term strategy, our pipeline and the overall market for voice automation solutions.”

First quarter results are preliminary, subject to the company closing its books and the company’s management and independent auditors completing their customary quarterly review procedures.

About Nuance

Nuance is the voice automation expert. Nuance’s speech software solutions enable automated access to everything from account balances to flight information, email reading to voice activated dialing — accessed using nothing more than the power of voice and an ordinary phone. In markets around the world, many leading enterprises and telecommunications carriers — including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service and Vodafone — work with Nuance to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, the company’s estimated revenue for the first quarter and future quarters, its long-term strategy and pipeline, and the overall market for voice automation solutions. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those described or implied in this press release’s forward-looking statements: the risk that Nuance’s business or revenues, and/or the market for Nuance’s products, will not grow or will decline; the risk that Nuance will encounter unplanned expenses or events which may negatively impact operating results; the risk that some or all of Nuance’s strategic initiatives will not be implemented successfully; the risk that customers may not adopt or deploy Nuance products when and as expected; the risk that unfavorable economic or other conditions may negatively impact Nuance’s business and/or the market for Nuance technology; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including but not limited to Nuance’s last-filed annual and quarterly reports on forms 10-K and 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance is registered trademarks of Nuance Communications, Inc. All other trademarks are the property of their respective owners.